CONTACT:

David W. Fry	Van Negris / Lexi Terrero
Senior Vice President, Treasurer	Van Negris & Company, Inc.
and Chief Financial Officer	(212) 759-0290

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS

RECORD EARNINGS PER SHARE AND LOAN ORIGINATIONS IN FISCAL 2005

LAKE SUCCESS, NY – January 25, 2006 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months and year ended December 31, 2005.

For the year ended December 31, 2005, diluted earnings per share were $1.31, an increase of $0.06 per diluted share, or 4.8%, from the $1.25 per diluted share earned in the year ended December 31, 2004. Net income for the year ended December 31, 2005 was $23.5 million, an increase of $0.9 million, or 3.9%, from the $22.6 million earned in the year ended December 31, 2004.

For the fourth quarter ended December 31, 2005, diluted earnings per share were $0.32, an increase of $0.04 per diluted share, or 14.3%, from the $0.28 per diluted share earned in the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $5.7 million, an increase of $0.6 million, or 12.6%, from $5.1 million for the comparable quarter a year ago.

During the fourth quarter of 2005, $29.9 million of securities with an average yield of 3.23% were sold, with the proceeds invested in $29.6 million of securities with an average yield of 5.58%. This resulted in a net loss from the sale of these securities of $0.6 million, $0.4 million on an after-tax basis or $0.02 per diluted share. Excluding this charge, diluted earnings per share would have been $0.34 for the quarter ended December 31, 2005. The fourth quarter of 2004 included charges of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share, related to the retirement of an executive, the relocation of various departments as a result of the move of our executive offices to Nassau County, and the additional expenses incurred for initial compliance with the provisions of the Sarbanes-Oxley Act.

The increase in net income for the year ended December 31, 2005 is primarily the result of an increase in net interest income of $1.7 million, or 2.6%, for the year ended December 31, 2005 compared to the year ended December 31, 2004. Partially offsetting this increase in net interest income was the loss on securities mentioned above, along with a charge in the third quarter of 2005 of $0.5 million, $0.3 million on an after-tax basis or $0.02 per diluted share, for expenses incurred in connection with our terminated negotiations to acquire another financial institution. The year ended December 31, 2004 included, in addition to the fourth quarter charge mentioned above, an adjustment related to compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits. This adjustment, which related to prior periods, was a charge to earnings in the first quarter of 2004 of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report that 2005 was another year of record earnings per share and loan originations. Diluted earnings per share increased 4.8% to a record $1.31 for 2005. Our loan originations were a record $598.7 million for the year, an increase of $103.1 million, or 20.8%, from the prior year. As a result, the loan portfolio increased $365.4 million, or 24.1%, during the year. Deposits increased $171.5 million, or 13.4%, for the year. We were able to produce this growth in both a challenging interest rate environment and a highly competitive market for both loans and deposits. Importantly, yields on our originated loans improved throughout the year.

“Demand for our loan products has remained strong. Consistent with our efforts to originate higher yielding loans, we originated $409.8 million of multi-family residential and one-to-four family mixed-use property mortgage loans. We have, at the same time, continued to grow our commercial real estate loan portfolio, originating $103.1 million of these loans during the year ended December 31, 2005. At December 31, 2005, loans in process totaled $179.4 million, compared to $170.0 million at December 31, 2004.

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Flushing Financial Corporation

January 25, 2006

Page Two

“Net interest income for the year ended December 31, 2005 increased by $1.7 million, or 2.6%, which was the result of the growth in our loan portfolio. This growth has been achieved while facing a flattening yield curve. Short-term rates have been increasing for the past year, while longer-term rates have not increased at the same rate. This has put increased pressure on our net interest margin. This resulted in a net interest margin of 3.24% for the year ended December 31, 2005, as compared to 3.49% for the same period in 2004. Our continued focus on the origination of higher yielding mortgage loan products allowed us to maintain a higher return on our mortgage loan portfolio than we would have otherwise experienced.

“We took advantage of an opportunity to restructure a portion of the securities portfolio in the fourth quarter of 2005. The increased yield on the securities we purchased should allow us to recover the restructuring loss incurred within one year.

“During the fourth quarter, we began a program to focus on acquiring more deposit business from our loan customers. In addition, we revised some of our marketing strategies and media selection for our customer base. We pursued certificates of deposit while pricing competitively. This effort resulted in an increase in these deposits of $104.3 million during the quarter. In addition, during the fourth quarter we purchased $26.3 million of brokered deposits with maturities of 3 to 5 years. These new deposits were obtained at a lower cost than additional borrowings, and allowed us to reduce borrowings by $69.0 million in the fourth quarter.

“In December, we announced the purchase of Atlantic Liberty Financial Corporation, which will enhance our franchise with two additional branches in Brooklyn and increase our assets by approximately $177 million. The transaction is expected to be completed near the end of the second quarter of 2006, subject to the approval of the shareholders of Atlantic Liberty and regulatory authorities. We expect this transaction to be accretive to both earnings per share and tangible book value per share. We plan to continue to seek and review potential acquisition opportunities that complement our current business, are consistent with our strategy to build a bank that is focused on the unique personal and small business banking needs of the multi-ethnic communities we serve, and will be accretive to earnings.

“Total assets increased $295.2 million during the year, or 14.3%, to $2,353.2 million at December 31, 2005. We continue to maintain strong asset quality. The growth in the loan portfolio was funded with deposit growth, reductions in the securities portfolio and borrowings.

“We have been able to continue to grow our asset size while maintaining our strong capital position and focusing on other shareholder value initiatives. In the year ended December 31, 2005, we paid our shareholders dividends totaling $0.40 per common share, an increase of 14.3% compared to the year ended December 31, 2004.

“We remain committed to structured and orderly growth, the continued expansion of the financial services we offer to our customers, and building a strong banking franchise in the multicultural communities we serve. Towards this end, we plan to open a new branch office in Queens in early 2006. We also look forward to welcoming the customers and shareholders of Atlantic Liberty Financial Corporation to the Flushing Financial family when that acquisition is completed. Our focus remains on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans, and the enhanced integration of our deposit-gathering and lending efforts.

“Optimizing our shareholders’ return on their investment is a goal we strive for every day.”

Earnings Summary - Three Months Ended December 31, 2005

Net interest income for the three months ended December 31, 2005 increased $0.7 million, or 4.2%, to $17.0 million from $16.3 million for the three months ended December 31, 2004. The increase in net interest income is primarily attributed to the growth in the average balance of interest-earning assets, which increased $261.3 million to $2,213.4 million, while the net interest spread decreased 29 basis points to 2.86% for the quarter ended December 31, 2005 from 3.15 % for the same period in 2004. The yield on interest-earning assets increased 20 basis points to 6.35% for the three months ended December 31, 2005 from 6.15% in the three months ended December 31, 2004. At the same time, the cost of funds increased 49 basis points to 3.49% for the three months ended December 31, 2005 from 3.00% for the three months ended December 31, 2004. The increase in the yield of interest-earning assets is primarily due to an increase of $368.0 million in the average balance of the loan portfolio to $1,848.6 million, combined with a $93.4 million and $13.2 million decrease in the average balances of the lower-yielding securities portfolio and interest-earning deposits and federal funds sold, respectively. However, the yield on the mortgage loan portfolio decreased 7 basis points from 6.82% for the three months ended December 31, 2004 to 6.75% for the three months ended December 31, 2005. This decrease is due to the average rate on new loans originated during the year being below the average rate on both the loan portfolio and loans which were paid-in-full. In an effort to increase the yield on interest-earning assets, we continued to fund a portion of the growth in the higher-yielding mortgage loan portfolio through repayments received on the lower-yielding securities portfolio. The increase in the cost of interest-bearing liabilities was primarily attributed to increases in the average balance of certificates of deposit and borrowed funds of $124.7 million

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Flushing Financial Corporation

January 25, 2006

Page Three

and $148.4 million, respectively, combined with increases of 49 basis points and 36 basis points in the cost of deposits and borrowed funds, respectively. This increase in the cost of deposits and borrowings is due to the Federal Reserve increasing overnight rates by 200 basis points during 2005, which then resulted in an increase in our sources of funds.

The net interest margin decreased 27 basis points to 3.08% for the three months ended December 31, 2005 from 3.35% for the three months ended December 31, 2004. Excluding prepayment penalty income, the net interest margin would have been 2.89% and 3.19% for the three month periods ended December 31, 2005 and 2004, respectively.

The net interest margin for the three months ended December 31, 2005 declined nine basis points from the quarter ended September 30, 2005. While the yield on interest-earning assets increased four basis points during the quarter, this was more than offset by the cost of interest-bearing liabilities increasing 14 basis points. The higher increase in the cost of interest-bearing liabilities is primarily due to the increase in short-term rates. The cost of savings accounts increased 31 basis points in the fourth quarter of 2005 compared to the third quarter of 2005. In addition, the average balance of higher costing certificates of deposit increased $81.6 million, during the quarter, with the cost increasing 17 basis points.

Non-interest income decreased $0.1 million or 10.7% for the three months ended December 31, 2005 to $1.2 million, as compared to $1.3 million for the quarter ended December 31, 2004. This was attributed to the net loss on the sale of securities of $0.6 million due to a restructuring of the portfolio, offset by increases of $0.3 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock and $0.2 million in loan fee income.

Non-interest expense was $8.9 million for the three months ended December 31, 2005, a decrease of $0.6 million, or 6.1%, from $9.4 million for the three months ended December 31, 2004. The reduction from the prior year period is primarily attributed to decreases of $0.8 million in employee salary and benefit expenses related to the retirement of the former President and Chief Executive Officer; $0.3 million in expenses primarily related to the relocation of various departments and the additional expenses incurred for the initial compliance with the provisions of the Sarbanes-Oxley Act. These reductions were offset by increases of $0.3 million in advertising costs for campaigns to attract new deposits and $0.2 million in data processing expense. Management continues to monitor expenditures resulting in efficiency ratios of 47.0% and 53.2% for three-month periods ended December 31, 2005 and 2004, respectively.

Net income for the three months ended December 31, 2005 was $5.7 million, an increase of $0.6 million or 12.6%, as compared to $5.1 million for the three months ended December 31, 2004. Diluted earnings per share were $0.32, an increase of $0.04 per diluted share for the three months ended December 31, 2005 from $0.28 per diluted share for the three months ended December 31, 2004.

Return on average equity was 13.4% for the three months ended December 31, 2005 compared to 13.0% for the three months ended December 31, 2004. Return on average assets was 1.0% for each of the three-month periods ended December 31, 2005 and 2004.

Earnings Summary - Year Ended December 31, 2005

Net interest income for the year ended December 31, 2005 increased $1.7 million, or 2.6%, to $68.2 million from $66.5 million for the year ended December 31, 2004. The increase in net interest income is primarily attributed to the growth in the average balance of interest-earning assets, which increased $199.6 million to $2,106.9 million, while the net interest spread decreased 27 basis points to 3.03% for the year ended December 31, 2005 from 3.30% for the same period in 2004. The cost of interest-bearing liabilities increased 34 basis points to 3.26% for the year ended December 31, 2005 from 2.92% for the year ended December 31, 2004. The yield on interest-earning assets rose by seven basis points to 6.29% due to an increase of $321.4 million in the average balance of the higher-yielding loan portfolio to $1,710.8 million for the year ended December 31, 2005 from $1,389.4 million for the year ended December 31, 2004, combined with a decline of $107.3 million and $14.5 million in the average balance of the lower-yielding securities portfolio and interest-earning deposits and federal funds sold, respectively. The yield on the mortgage loan portfolio declined 30 basis points to 6.77% for the year ended December 31, 2005 from 7.07% for the year ended December 31, 2004. This decrease is due to the average rate on new loans originated during the year being below the average rate on both the loan portfolio and loans which were paid-in-full. In an effort to increase the yield on interest-earning assets, we used repayments on the lower-yielding securities portfolio to partially fund the growth in the higher-yielding mortgage loan portfolio. The increase in the cost of interest-bearing liabilities was attributed to an increase in the average balances of certificates of deposit, borrowed funds and savings accounts of $104.4 million, $102.5 million and $22.8 million, respectively, combined with 11 basis point, 32 basis point and 42 basis point increases in their respective cost. The net interest margin decreased 25 basis points to 3.24% for the year ended December 31, 2005 from 3.49% for the year ended December 31, 2004. Excluding prepayment penalty income, the net interest margin would have been 3.04% and 3.26% for the years ended December 31, 2005 and 2004, respectively.

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Flushing Financial Corporation

January 25, 2006

Page Four

Non-interest income increased $0.7 million, or 11.8%, to $6.6 million for the year ended December 31, 2005, as compared to $5.9 million for same period in 2004. The increase was primarily attributed to increases of $0.3 million in gains on the sale of loans originated for sale, $0.7 million in dividends received on FHLB-NY stock, and $0.2 million in loan fee income, partially offset by an increase of $0.5 million in the net loss on the sale of securities.

Non-interest expense was $36.3 million for the year ended December 31, 2005, an increase of $0.9 million, or 2.5%, from $35.4 million for the year ended December 31, 2004. The increase from the prior year period is attributed to increases of: $0.5 million in occupancy and equipment primarily due to the relocation expenses of the Company’s executive offices and various departments during the second half of 2004; $0.3 million in audit and exam fees related to increased compliance requirements due to the Sarbanes-Oxley Act; $0.5 million for legal expenses, charged in the third quarter in connection with the terminated negotiations to acquire another financial institution; $0.4 million in advertising costs for campaigns to attract new deposits; $0.4 million in data processing expense; $0.4 in employee pension and health benefits: $0.2 million for the cost of certain restricted stock unit awards granted in the current period as the participants have no risk of forfeiture; and $0.3 million in board of director fees due to the increases in the size of the board of directors and the number of meetings. The increased cost of restricted stock units in the current period compared to the prior period is due to the increased level of the awards to non-employee directors. The 2005 Omnibus Incentive Plan, approved at the annual stockholders meeting, increased annual grants to each non-employee director to 3,600 restricted stock units, while eliminating grants of stock options for non-employee directors. This will provide an expense benefit in future years when we will be required to expense stock option grants. These increases were offset by decreases in salaries and employee benefits and other operating expenses of $0.9 million and $0.2 million, respectively, due to the 2004 adjustment to amortization of compensation expense for certain of the Company’s restricted stock awards and supplemental retirement benefits, and $0.8 million recorded in December 2004 related to the announcement of the retirement of the former President and Chief Executive Officer. Management continues to monitor expenditures resulting in efficiency ratios of 48.0% and 48.8% for years ended December 31, 2005 and 2004, respectively.

Net income for the year ended December 31, 2005 was $23.5 million, an increase of $0.9 million, or 3.9%, from $22.6 million for the year ended December 31, 2004. Diluted earnings per share increased $0.06 per diluted share to $1.31 per diluted share for the year ended December 31, 2005 from $1.25 per diluted share for the year ended December 31, 2004.

Return on average equity was 14.3% for the year ended December 31, 2005 compared to 15.0% for the year ended December 31, 2004. Return on average assets remained at 1.1% for both years ended December 31, 2005 and 2004.

Balance Sheet Summary

At December 31, 2005, total assets were $2,353.2 million, an increase of $295.2 million, or 14.3%, from $2,058.0 million at December 31, 2004. Total loans, net increased $365.4 million, or 24.1%, during the year ended December 31, 2005 to $1,881.9 million from $1,516.5 million at December 31, 2004. At December 31, 2005, loans in process totaled $179.4 million, compared to $170.0 million at December 31, 2004.

The following table shows loan originations and purchases for the periods indicated.

	For the three months		For the year
	ended December 31,		ended December 31,
(In thousands)	2005	2004	2005	2004
Multi-family residential	$37,047	$45,683	$223,074	$203,741
Commercial real estate	22,347	21,142	103,090	92,526
One-to-four family – mixed-use property	36,333	32,618	186,700	136,804
One-to-four family – residential	2,453	2,956	13,186	17,699
Co-operative apartments	-	-	-	302
Construction	11,063	6,760	46,414	25,923
Commercial business and other loans	5,736	6,679	26,196	18,595
Total	$114,979	$115,838	$598,660	$495,590

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Flushing Financial Corporation

January 25, 2006

Page Five

As the Company continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Company has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $2.5 million at December 31, 2005 compared to $0.9 million at December 31, 2004. Total non-performing assets as a percentage of total assets was 0.10% at December 31, 2005 compared to 0.04% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 260% at December 31, 2005 compared to 717% at December 31, 2004.

During the year ended December 31, 2005, mortgage-backed securities decreased $94.4 million to $301.2 million, while other securities decreased $3.5 million to $36.6 million. As funds became available from principal reductions on the securities portfolio during the year, they have been reinvested in higher yielding loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $2,176.7 million at December 31, 2005, an increase of $279.3 million, or 14.7%, from December 31, 2004. During the year ended December 31, 2005, due to depositors increased $171.5 million to $1,447.9 million, primarily as a result of increased marketing to attract deposits in this highly competitive market. Certificate of deposit accounts increased $194.8 million, while core deposits decreased $23.3 million. Borrowed funds increased $105.0 million during the year ended December 31, 2005 to partially fund the growth in the loan portfolio. Mortgagors’ escrow deposits increased $3.0 million during the year ended December 31, 2005.

Total stockholders’ equity increased $15.8 million, or 9.8%, to $176.5 million at December 31, 2005, from $160.7 million at December 31, 2004. Net income of $23.5 million for the year ended December 31, 2005 was partially offset by $2.6 million in treasury shares purchased through the Company’s stock repurchase program, a net after tax decrease of $4.2 million on the market value of securities available for sale, and $7.0 million of cash dividends paid during the year ending December 31, 2005. The exercise of stock options increased stockholders’ equity by $4.0 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $9.07 at December 31, 2005 compared to $8.35 per share at December 31, 2004.

Under its current stock repurchase program, the Company repurchased 144,700 shares during the year ended December 31, 2005, at a total cost of $2.6 million, at an average of $17.74 per share. At December 31, 2005, 774,650 shares remain to be repurchased under the current stock repurchase program. Through December 31, 2005, the Company had repurchased approximately 47% of the common shares issued in connection with the Company’s initial public offering at a cost of $111.8 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through nine banking offices located in Queens, Brooklyn, Manhattan and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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Flushing Financial Corporation	January 25, 2006 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and due from banks	$ 26,754	$ 14,661
Securities available for sale:
Mortgage-backed securities	301,194	395,629
Other securities	36,567	40,116
Loans:
Multi-family residential	788,071	646,922
Commercial real estate	399,081	334,048
One-to-four family - mixed-use property	477,775	332,805
One-to-four family - residential	134,641	151,737
Co-operative apartments	2,161	3,132
Construction	49,522	31,460
Small Business Administration	9,239	5,633
Commercial business and other	19,362	12,505
Net unamortized premiums and unearned loan fees	8,409	4,798
Allowance for loan losses	(6,385)	(6,533)
Net loans	1,881,876	1,516,507
Interest and dividends receivable	10,554	8,868
Bank premises and equipment, net	7,238	7,558
Federal Home Loan Bank of New York stock	29,622	22,261
Bank owned life insurance	26,526	25,399
Goodwill	3,905	3,905
Other assets	28,972	23,140
Total assets	$ 2,353,208	$ 2,058,044

LIABILITIES
Due to depositors:
Non-interest bearing	$ 58,678	$ 49,540
Interest-bearing:
Certificate of deposit accounts	898,157	703,314
Savings accounts	273,753	216,772
Money market accounts	175,247	258,235
NOW accounts	42,029	48,463
Total interest-bearing deposits	1,389,186	1,226,784
Mortgagors' escrow deposits	19,423	16,473
Borrowed funds	689,710	584,736
Other liabilities	19,744	19,858
Total liabilities	2,176,741	1,897,391

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 19,466,894 shares and 19,456,696 shares issued at December 31, 2005 and 2004, respectively; 19,465,844 shares and 19,232,248 shares outstanding
at December 31, 2005 and 2004, respectively)	195	195
Additional paid-in capital	39,635	37,187
Treasury stock (1,050 shares and 224,448 shares at December 31, 2005
and December 31, 2004, respectively)	(12)	(3,893)
Unearned compensation	(4,159)	(5,117)
Retained earnings	146,068	133,290
Accumulated other comprehensive loss, net of taxes	(5,260)	(1,009)
Total stockholders' equity	176,467	160,653

Total liabilities and stockholders' equity	$ 2,353,208	$ 2,058,044

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Flushing Financial Corporation	January 25, 2006 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Interest and dividend income
Interest and fees on loans	$31,247	$25,231	$115,850	$98,154
Interest and dividends on securities:
Interest	3,688	4,578	16,098	19,963
Dividends	130	133	374	389
Other interest income	74	94	117	218
Total interest and dividend income	35,139	30,036	132,439	118,724

Interest expense
Deposits	10,013	7,778	34,657	28,972
Other interest expense	8,090	5,911	29,572	23,261
Total interest expense	18,103	13,689	64,229	52,233

Net interest income	17,036	16,347	68,210	66,491
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	17,036	16,347	68,210	66,491

Non-interest income
Loan fee income	541	377	2,162	1,924
Banking services fee income	368	382	1,454	1,588
Net gain on sale of loans held for sale	41	79	583	306
Net gain on sale of loans	-	-	19	-
Net loss on sale of securities	(647)	(89)	(647)	(100)
Federal Home Loan Bank of New York stock dividends	395	127	1,163	441
Bank owned life insurance	275	283	1,127	1,157
Other income	209	165	786	627
Total non-interest income	1,182	1,324	6,647	5,943

Non-interest expense
Salaries and employee benefits	4,021	4,783	17,096	18,403
Occupancy and equipment	1,200	1,078	4,170	3,653
Professional services	1,269	1,006	4,489	3,497
Data processing	658	424	2,290	1,892
Depreciation and amortization	373	391	1,553	1,487
Other operating expenses	1,347	1,767	6,666	6,457
Total non-interest expense	8,868	9,449	36,264	35,389

Income before income taxes	9,350	8,222	38,593	37,045

Provision for income taxes
Federal	2,891	2,874	11,896	11,454
State and local	755	281	3,155	2,942
Total taxes	3,646	3,155	15,051	14,396

Net income	$5,704	$5,067	$23,542	$22,649
Basic earnings per share	$0.32	$0.29	$1.34	$1.30
Diluted earnings per share	$0.32	$0.28	$1.31	$1.25
Dividends per share	$0.10	$0.09	$0.40	$0.35

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Flushing Financial Corporation	January 25, 2006 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or for the three months				At or for the year
	ended December 31,				ended December 31,
	2005		2004		2005		2004
Per Share Data
Basic earnings per share	$0.32		$0.29		$1.34		$1.30
Diluted earnings per share	$0.32		$0.28		$1.31		$1.25
Average number of shares outstanding for:
Basic earnings per share computation	17,672,525		17,443,625		17,555,289		17,429,226
Diluted earnings per share computation	18,030,766		18,068,807		18,001,265		18,092,104
Book value per share (based on 19,465,844
and 19,232,248 shares outstanding at
December 31, 2005 and 2004,respectively)	$9.07		$8.35		$9.07		$8.35

Average Balances
Total loans, net	$1,848,595		$1,480,598		$1,710,837		$1,389,427
Total interest-earning assets	2,213,385		1,952,070		2,106,936		1,907,323
Total assets	2,315,364		2,046,186		2,207,662		2,002,554
Total due to depositors	1,327,618		1,232,617		1,261,819		1,186,719
Total interest-bearing liabilities	2,073,239		1,823,834		1,972,195		1,787,751
Stockholders' equity	169,866		156,405		164,951		151,295

Performance Ratios (1)
Return on average assets	0.99%		0.99%		1.07%		1.13%
Return on average equity	13.43		12.96		14.27		14.97
Yield on average interest-earning assets	6.35		6.15		6.29		6.22
Cost of average interest-bearing liabilities	3.49		3.00		3.26		2.92
Interest rate spread during period	2.86		3.15		3.03		3.30
Net interest margin	3.08		3.35		3.24		3.49
Non-interest expense to average assets	1.53		1.85		1.64		1.77
Efficiency ratio	47.01		53.20		48.03		48.79
Average interest-earning assets to average
interest-bearing liabilities	1.07	X	1.07	X	1.07	X	1.07	X

(1)	Ratios for the quarters ended December 31, 2005 and 2004 are presented on an annualized basis.

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Flushing Financial Corporation	January 25, 2006 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the	At or for the
	year ended	year ended
	December 31, 2005	December 31, 2004

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.14%	7.89%
Leverage and core capital (minimum requirement = 3%)	7.14	7.89
Total risk-based capital (minimum requirement = 8%)	12.12	14.01

Capital ratios:
Average equity to average assets	7.47%	7.56%
Equity to total assets	7.50	7.81

Asset quality:
Non-performing loans	$2,452	$911
Non-performing assets	2,452	911
Net charge-offs	148	20

Asset quality ratios:
Non-performing loans to gross loans	0.13%	0.06%
Non-performing assets to total assets	0.10	0.04
Allowance for loan losses to gross loans	0.34	0.43
Allowance for loan losses to non-performing assets	260.39	717.29
Allowance for loan losses to non-performing loans	260.39	717.29

Full-service customer facilities	9	10

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Flushing Financial Corporation	January 25, 2006 – Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months ended December 31,
	2005				2004
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$1,822,156	$30,764	6.75%		$1,463,966	$24,966	6.82%
Other loans, net (1)	26,439	483	7.31		16,632	265	6.37
Total loans, net	1,848,595	31,247	6.76		1,480,598	25,231	6.82
Mortgage-backed securities	318,477	3,386	4.25		410,196	4,306	4.20
Other securities	38,590	432	4.48		40,308	405	4.02
Total securities	357,067	3,818	4.28		450,504	4,711	4.18
Interest-earning deposits and
federal funds sold	7,723	74	3.83		20,968	94	1.79
Total interest-earning assets	2,213,385	35,139	6.35		1,952,070	30,036	6.15
Other assets	101,979				94,116
Total assets	$2,315,364				$2,046,186
Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$271,482	938	1.38		$216,871	273	0.50
NOW accounts	39,878	51	0.51		46,376	59	0.51
Money market accounts	190,357	1,178	2.48		268,128	1,253	1.87
Certificate of deposit accounts	825,901	7,831	3.79		701,242	6,180	3.53
Total due to depositors	1,327,618	9,998	3.01		1,232,617	7,765	2.52
Mortgagors' escrow accounts	29,474	15	0.20		23,424	13	0.22
Total deposits	1,357,092	10,013	2.95		1,256,041	7,778	2.48
Borrowed funds	716,147	8,090	4.52		567,793	5,911	4.16
Total interest-bearing liabilities	2,073,239	18,103	3.49		1,823,834	13,689	3.00
Non interest-bearing deposits	53,335				47,403
Other liabilities	18,924				18,544
Total liabilities	2,145,498				1,889,781
Equity	169,866				156,405
Total liabilities and equity	$2,315,364				$2,046,186
Net interest income /
net interest rate spread		$17,036	2.86%			$16,347	3.15%
Net interest-earning assets /
net interest margin	$140,146		3.08%		$128,236		3.35%
Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.1 million and $0.8 million for the three-month periods ended December 31, 2005 and 2004, respectively.

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Flushing Financial Corporation	January 25, 2006 – Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the year ended December 31,
	2005				2004
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (2)	$1,687,701	$114,319	6.77%		$1,376,685	$97,367	7.07%
Other loans, net (2)	23,136	1,531	6.62		12,742	787	6.18
Total loans, net	1,710,837	115,850	6.77		1,389,427	98,154	7.06
Mortgage-backed securities	353,364	14,949	4.23		447,209	18,516	4.14
Other securities	39,149	1,523	3.89		52,621	1,836	3.49
Total securities	392,513	16,472	4.20		499,830	20,352	4.07
Interest-earning deposits and
federal funds sold	3,586	117	3.26		18,066	218	1.21
Total interest-earning assets	2,106,936	132,439	6.29		1,907,323	118,724	6.22
Other assets	100,726				95,231
Total assets	$2,207,662				$2,002,554
Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$241,121	2,225	0.92		$218,336	1,092	0.50
NOW accounts	43,133	216	0.50		44,103	221	0.50
Money market accounts	228,818	5,199	2.27		279,952	5,122	1.83
Certificate of deposit accounts	748,747	26,960	3.60		644,328	22,487	3.49
Total due to depositors	1,261,819	34,600	2.74		1,186,719	28,922	2.44
Mortgagors' escrow accounts	27,337	57	0.21		20,482	50	0.24
Total deposits	1,289,156	34,657	2.69		1,207,201	28,972	2.40
Borrowed funds	683,039	29,572	4.33		580,550	23,261	4.01
Total interest-bearing liabilities	1,972,195	64,229	3.26		1,787,751	52,233	2.92
Non interest-bearing deposits	52,017				45,093
Other liabilities	18,499				18,415
Total liabilities	2,042,711				1,851,259
Equity	164,951				151,295
Total liabilities and equity	$2,207,662				$2,002,554
Net interest income /
net interest rate spread		$68,210	3.03%			$66,491	3.30%
Net interest-earning assets /
net interest margin	$134,741		3.24%		$119,572		3.49%
Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.07	X

(2)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $4.2 million and $4.6 million for the year ended December 31, 2005 and 2004, respectively.

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